EXHIBIT 23.1



                         Consent of Independent Auditors


We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 1997 Stock Option Plan and Stock Ownership Plan of Providian Financial Corporation of our report dated January 29, 1997 (except for Note P, as to which the date is February 4, 1997), with respect to the consolidated financial statements of Providian Bancorp, Inc. (the predecessor to the Registrant) and Subsidiaries for the year ended December 31, 1996 included in the Registration Statement on Form 10, filed with the Securities and Exchange Commission.


/s/ Ernst & Young


San Francisco, California
June 6, 1997